Exhibit 99.1

Acadia Realty Trust Provides Update on Core Portfolio Acquisition/Asset Recycling Activities

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 31, 2011--Acadia Realty Trust (NYSE: AKR) today announced that it has disposed of a $37.0 million non-strategic enclosed mall within its core portfolio and reinvested a portion of its sale proceeds in the acquisition of a $28.4 million urban/street-retail asset.

Disposition

During May 2011, the Company sold the Ledgewood Mall, a 517,000 square foot, unencumbered enclosed mall located in Ledgewood, New Jersey, for $37.0 million. At disposition, this wholly-owned property – the Company’s last remaining enclosed asset from the Mark Centers Trust transaction – was 79% leased and held for redevelopment within the core portfolio.

Acquisitions

As part of its core portfolio “asset recycling” strategy, the Company subsequently acquired a 44,000 square foot urban/street-retail asset for $28.4 million. The newly-redeveloped property is located at 651-671 West Diversey Parkway in Chicago’s affluent and densely-populated Lincoln Park/Lakeview neighborhood and is 100% leased to tenants including Trader Joe’s, Urban Outfitters and Express. This acquisition expands the Company’s presence in the city’s highly-trafficked Clark-Diversey-Broadway retail corridor. Noted for its high population density, the surrounding area has four times as many people per square mile as the Chicago average.

West Diversey is the Company’s second acquisition this year in Chicago’s Central/North Side market. In April, the Company, through its Fund III, acquired The Heritage Shops at Millennium Park, a 105,000 square foot, LA Fitness and Ann Taylor Loft-anchored property located in Chicago’s East Loop.

Additionally, the Company has entered into a contract to acquire a second replacement property for the Ledgewood Mall, which would fully-complete the tax-deferred exchange initiated by its sale. While the purchase and sale transactions should be earnings neutral in 2012 and accretive thereafter, due to the timing of the transactions, there will be minor earnings dilution during 2011.

“During the second quarter, we executed on an opportunity to dispose of a non-strategic enclosed mall and redeploy those sale proceeds into a higher-quality urban/street-retail asset, which will further enhance the stability, value and long-term growth potential of our core portfolio,” stated Kenneth F. Bernstein, President and Chief Executive Officer of Acadia Realty Trust. “We are excited to increase our presence in Lincoln Park with the acquisition of this Trader Joe’s-anchored asset, which complements our existing portfolio of urban/street-retail properties located in other densely-populated/high-barrier-to-entry markets ranging from Fordham Road in the Bronx and Fulton Street in Brooklyn to Lincoln Road in Miami Beach and Greenwich Avenue in Greenwich, Connecticut.”

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in the Midwestern United States. Acadia owns, or has an ownership interest in, 83 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2011 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100